Exhibit 99.1

NEWS RELEASE
6140 Stoneridge Mall Road
CONTACT: Kim Duncan Vice President, Investor Relations ir@cooperco.com	Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES SECOND QUARTER 2015 RESULTS

PLEASANTON, Calif., June 4, 2015 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal second quarter ended April 30, 2015.

•	Revenue increased 5% year-over-year to $434.7 million. CooperVision (CVI) revenue up 9% to $359.6 million. CooperSurgical (CSI) revenue down 8% to $75.1 million.

•	GAAP earnings per share (EPS) $1.23, down 39 cents or 24% from last year’s second quarter.

•	Non-GAAP EPS $1.72, down 4 cents from last year’s second quarter. See “Reconciliation of GAAP to Non-GAAP Results” below.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “We are very pleased with our continued market share gains at CooperVision. During the second quarter, we made great progress with our launch of clariti® in the United States and we made significant strides on the integration of the Sauflon business. We remain confident we are well positioned to accelerate growth in the back half of this year and into fiscal 2016.”

Second Quarter GAAP Operating Highlights

•	Revenue $434.7 million, up 5% from last year’s second quarter, up 4% pro forma (defined as constant currency and including Sauflon revenue in both periods).

•	Gross margin 62% compared with 65% in last year’s second quarter. Gross margin was negatively impacted primarily by currency, and integration and facility start-up costs, offset in part by favorable product mix. Excluding integration and facility start-up costs, gross margin was 63% vs. 65% last year.

•	Operating margin 16% compared with 22% in last year’s second quarter. The decrease was primarily due to integration related expenses and increased amortization arising from the Sauflon acquisition. On a non-GAAP basis, operating margin would have been 22% vs. 24% last year.

•	Depreciation $32.2 million, up 33% from last year’s second quarter. Amortization $12.3 million, up 65% from last year’s second quarter primarily due to the Sauflon acquisition.

•	Total debt decreased $47.6 million from January 31, 2015, to $1,347.7 million, primarily due to operational cash flow generation and subsequent debt pay down.

•	Interest expense increased to $4.7 million compared with $1.6 million in last year’s second quarter primarily due to higher debt and interest rates associated with the acquisition of Sauflon.

•	Cash provided by operations $110.6 million, capital expenditures $53.4 million, and excluding integration costs of $10.6 million resulted in free cash flow of $67.8 million.

Second Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $359.6 million, up 9% from last year’s second quarter, up 6% pro forma.

•	Revenue by category:

	(In millions) 2Q15	% of CVI Revenue 2Q15	%chg y/y	Pro forma %chg y/y
Toric	$107.1	30%	2%	7%
Multifocal	37.9	11%	7%	8%
Single-use sphere	85.1	24%	19%	7%
Non single-use sphere, other	129.5	35%	9%	3%

Total	$359.6	100%	9%	6%

•	Revenue by geography:

	(In millions) 2Q15	% of CVI Revenue 2Q15	%chg y/y	Pro forma %chg y/y
Americas	$152.5	42%	7%	5%
EMEA	143.3	40%	20%	8%
Asia Pacific	63.8	18%	-9%	2%

Total	$359.6	100%	9%	6%

•	Gross margin 61% compared with 65% in last year’s second quarter. Gross margin was negatively impacted primarily by currency, and integration and facility start-up costs, offset in part by favorable product mix. Excluding integration and facility start-up costs, gross margin was 63% vs. 65% last year.

Second Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $75.1 million, down 8% from last year’s second quarter, down 3% in constant currency.

•	Revenue by category:

	(In millions) 2Q15	% of CSI Revenue 2Q15	%chg y/y	Constant Currency %chg y/y
Office and surgical procedures	$49.9	66%	-3%	-3%
Fertility	25.2	34%	-15%	-1%

Total	$75.1	100%	-8%	-3%

•	Gross margin 63% compared with 65% in last year’s second quarter. Gross margin was negatively impacted primarily by product mix and restructuring charges. Excluding restructuring charges, gross margin was 64% vs. 65% last year.

Fiscal Year 2015 Guidance

The Company updated its fiscal year 2015 guidance. Guidance assumes constant currency as of June 3, 2015, and is summarized as follows:

•	Total Revenue $1,820 - $1,860 million, reduced from March 5, 2015 guidance of $1,858 - $1,910 million to incorporate second quarter 2015 performance, updated currency rates and forecasted operational performance within CSI.

•	CVI revenue $1,512 - $1,544 million reduced from $1,535 - $1,574 million.

•	CSI revenue $308 - $316 million reduced from $323 - $336 million.

•	Non-GAAP earnings per share guidance of $7.40 - $7.70 reaffirmed. Fiscal year 2015 guidance is adjusted to exclude amortization of existing other intangible assets of approximately $50.7 million, or $0.78 per share, and other costs including integration expenses which we would not have otherwise incurred as part of our continuing operations.

Reconciliation of GAAP to Non-GAAP Results

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. These include costs related to acquisitions and integration activities, severance and restructuring costs; costs associated with the start-up of new manufacturing facilities; as well as certain legal costs described below. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods. We believe it is useful for investors to understand the effects of these items on our consolidated operating results. Our non-GAAP financial measures include the following adjustments, along with the related income tax effects and changes in income attributable to noncontrolling interests:

•	We exclude the effect of amortization of intangible assets from our non-GAAP financial results. Amortization of intangible assets will recur in future periods; however, the amounts are affected by the timing and size of our acquisitions.

•

We exclude the effect of acquisition related and integration expenses and the effect of restructuring expenses from our non-GAAP financial results. Such expenses generally diminish over time with respect to past acquisitions; however, we generally will incur similar expenses in connection with any future acquisitions. We incurred significant expenses in connection with our acquisitions and also incurred certain other operating expenses or income, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Many of these costs relate to our acquisition of Sauflon Pharmaceuticals Ltd. in our fiscal fourth quarter of 2014. Acquisition related and integration expenses include items such as personnel costs for transitional employees, other acquired employee related costs and integration related professional services. Restructuring expenses consist of employee severance, product rationalization, facility and other exit costs.

•	We exclude costs associated with the start-up of new manufacturing facilities. While these costs may recur for a period of time, we do not consider them as part of our continuing operations. These costs will be eliminated when the specific start-up activities have been completed.

•	We exclude certain legal costs related to third-party intellectual property claims and litigation as well as litigation filed against CooperVision and other contact lens manufacturers relating to Unilateral Pricing Policy (UPP). While these costs may recur for some period of time, we do not consider them as part of our continuing operations.

Guidance for earnings per share is provided on a non-GAAP basis due to the inherent difficulty in forecasting acquisition-related, integration and restructuring charges and expenses. We are not able to provide a reconciliation of these non-GAAP items to expected reported GAAP earnings per share due to the unknown effect, timing and potential significance of such charges and expenses. Management does not consider the excluded items as part of our continuing operations.

We also report revenue growth using the non-GAAP financial measure of pro forma which includes constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To report pro forma revenue growth including Sauflon, we included $47.4 million of revenue in our fiscal second quarter of 2014, and $91.2 million in our fiscal first half of 2014 for the periods when we did not own Sauflon.

We define the non-GAAP measure of free cash flow as cash provided by operating activities less capital expenditures and adjusted for acquisition related costs and integration costs. We believe free cash flow is useful for investors as an additional measure of liquidity because it represents cash flows that are available for repayment of debt, repurchases of our common stock or to fund our strategic initiatives. As discussed above, we incur significant acquisition related and integration costs primarily related to the acquisition of Sauflon that will diminish over time and we believe it is useful to investors to understand the effects of these costs on our free cash flow. Management uses free cash flow internally to understand, manage, make operating decisions and evaluate our business. In addition, we use free cash flow to help plan and forecast future periods.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,
	2015 GAAP	Adjustment		2015 Non-GAAP	2014 GAAP	Adjustment		2014 Non-GAAP

Cost of sales	$166,960	$(7,746	) A	$159,214	$143,818	$—		$143,818
Selling, general and administrative expense	$167,583	$(5,434	) B	$162,149	$155,804	$(986	) B	$154,818
Research and development expense	$16,819	$(172	) C	$16,647	$16,295	$—		$16,295
Amortization of intangibles	$12,316	$(12,316	) D	$—	$7,476	$(7,476	) D	$—
Provision for income taxes	$5,855	$1,913	E	$7,768	$8,185	$1,776	E	$9,961
Diluted earnings per share attributable to Cooper stockholders	$1.23	$0.49		$1.72	$1.62	$0.14		$1.76

A	Our GAAP cost of sales includes $5.2 million of charges in CooperVision primarily for product and equipment rationalization, arising from the acquisition of Sauflon; and $0.1 million of severance costs in our CooperSurgical fertility business. The CooperVision charges are based on our review of products, materials and manufacturing processes of Sauflon. Our GAAP cost of sales also includes $2.5 million of facility start-up costs.

B	Our fiscal 2015 GAAP selling, general and administrative expense includes $4.5 million in costs for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and severance costs in our CooperSurgical fertility business. Our fiscal 2015 GAAP selling, general and administrative expense also includes $0.9 million of legal costs, described above. Our fiscal 2014 GAAP selling, general and administrative expense included $1.0 million of acquisition related costs.

(In millions)	CooperVision	CooperSurgical	Total
Restructuring and related costs	$(4.5)	$0.5	$(4.0)
Acquisition and integration costs	8.0	0.5	$8.5

	$3.5	$1.0	$4.5

C	Our GAAP research and development expense includes $0.2 million of severance costs related to integration and restructuring activities.
D	Amortization expense for our fiscal second quarter of 2015 was $12.3 million.
E	These amounts represent the increases in the provision for income taxes that arises from the impact of the above adjustments.

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal second quarter 2015 financial results and current corporate developments. The live dial-in number for the call is 855-643-4430 (U.S.) / 707-294-1332 (International). The participant passcode for the call is “Cooper”. A recording of the call will be available beginning at 8:00 PM ET on June 4, 2015 through June 11, 2015. To hear this recording, dial 855-859-2056 (U.S.) / 404-537-3406 (International) and enter code 266737 (Cooper). A simultaneous webcast of the call will be available through the “Investor Relations” section of The Cooper Companies’ website at http://investor.coopercos.com and a transcript of the call will be archived on this site for a minimum of 12 months.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has close to 10,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2015 Guidance and all statements regarding the acquisition of Sauflon including Sauflon’s financial position, market position, product development and business strategy, expected cost synergies, expected timing and benefits of the transaction, as well as estimates of our and Sauflon’s future expenses, sales and earnings per share are forward looking. In addition, all statements regarding anticipated growth in our revenue, anticipated effects of any product recalls, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of fluctuations in the value of foreign currencies that would decrease our revenues and earnings; acquisition-related adverse effects including the failure to successfully obtain the anticipated revenues, margins and earnings benefits of acquisitions, including the Sauflon acquisition, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period, required regulatory approvals for an acquisition not being obtained or being delayed or subject to conditions that are not anticipated, adverse impacts of changes to accounting controls and reporting procedures, contingent liabilities or indemnification obligations, increased leverage and lack of access to available financing (including financing for the acquisition or refinancing of debt owed by us on a timely basis and on reasonable terms); legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent infringement or other litigation; a major disruption in the operations of our manufacturing, research and development or distribution facilities, due to technological problems, including any related to our information systems maintenance or enhancements, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations, including product recalls, warning letters, and potential losses resulting from sales of counterfeit and other infringing products; changes in tax laws or their interpretation and changes in statutory tax rates; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers and costs and expenses related to recalls; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect the medical device industry and the healthcare industry generally; failure to receive, or delays in receiving,

U.S. or foreign regulatory approvals for products; failure to obtain adequate coverage and reimbursement from third party payors for our products; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of our research and development activities and other start-up projects; dilution to earnings per share from the Sauflon acquisition or other acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2015	October 31, 2014

ASSETS

Current assets:
Cash and cash equivalents	$17,911	$25,222
Trade receivables, net	267,183	276,280
Inventories	402,537	381,474
Deferred tax assets	35,774	40,224
Other current assets	76,561	68,417

Total current assets	799,966	791,617

Property, plant and equipment, net	961,762	937,325
Goodwill	2,177,551	2,220,921
Other intangibles, net	411,232	453,605
Deferred tax assets	8,554	15,732
Other assets	33,595	39,140

	$4,392,660	$4,458,340

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$242,165	$101,518
Other current liabilities	293,477	340,664

Total current liabilities	535,642	442,182

Long-term debt	1,105,544	1,280,833
Deferred tax liabilities	69,156	69,525
Other liabilities	66,581	77,360

Total liabilities	1,776,923	1,869,900

Total Cooper stockholders’ equity	2,609,666	2,569,878

Noncontrolling interests	6,071	18,562

Stockholders’ equity	2,615,737	2,588,440

	$4,392,660	$4,458,340

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three months ended April 30,		Six months ended April 30,
	2015	2014	2015	2014

Net sales	$434,676	$412,317	$879,847	$817,297
Cost of sales	166,960	143,818	335,780	285,869

Gross profit	267,716	268,499	544,067	531,428
Selling, general and administrative expense	167,583	155,804	341,118	313,892
Research and development expense	16,819	16,295	32,932	32,007
Amortization of intangibles	12,316	7,476	25,911	14,982

Operating income	70,998	88,924	144,106	170,547
Interest expense	4,692	1,558	8,633	3,214
Other income (expense), net	686	455	(1,016)	(57)

Income before income taxes	66,992	87,821	134,457	167,276
Provision for income taxes	5,855	8,185	11,571	15,375

Net income	61,137	79,636	122,886	151,901
Less: income attributable to noncontrolling interests	424	476	994	898

Net income attributable to Cooper stockholders	$60,713	$79,160	$121,892	$151,003

Diluted earnings per share attributable to Cooper stockholders	$1.23	$1.62	$2.48	$3.09

Number of shares used to compute earnings per share attributable to Cooper stockholders	49,163	48,754	49,139	48,883

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 1Q15			Trailing Twelve Months 2015
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Modality
Single-use	$760	4%	11%	$2,980	6%	14%
Other	1,030	(2%)	4%	4,080	1%	5%

WW Soft Contact Lenses	$1,790	1%	6%	$7,060	3%	8%

Sales by Geography
Americas	$795	2%	11%	$3,035	4%	8%
EMEA	505	7%	7%	2,050	6%	10%
Asia Pacific	490	(7%)	(6%)	1,975	(2%)	4%

WW Soft Contact Lenses	$1,790	1%	6%	$7,060	3%	8%

Source: Management estimates and independent market research

COO-E

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